Exhibit (a)(1)
APPLIED ENERGETICS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK FOR NEW STOCK OPTIONS

THE OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME ON MARCH 6, 2009, UNLESS WE EXTEND OR TERMINATE THIS OFFER (THE “EXPIRATION DATE”)

Applied Energetics, Inc., a Delaware corporation (“Applied Energetics,” “we”, “us” or “our”) is offering to employees of Applied Energetics and its wholly-owned subsidiaries and members of the Board of Directors (“Directors”) of Applied Energetics, the opportunity to tender for cancellation and exchange all outstanding options to purchase shares of our common stock, $.001 par value (“Common Stock”), previously granted to them under the Applied Energetics, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) (collectively, the “Eligible Options”) in exchange for new options (the “New Options”) on the basis of one (1) New Option for each two (2) Eligible Options tendered for exchange.

We are making this offer to exchange (the “Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Election to Participate (“Election Form”).  The Eligible Options surrendered and accepted by us for cancellation and exchange will be cancelled as of 5:00 p.m., Eastern Time on the Expiration Date (i.e., on March 6, 2009 unless we extend the Offer).  We expect to grant the New Options on or about the first business day after the Expiration Date (the “Replacement Grant Date”).

The number of shares of Common Stock subject to the New Options to be granted to each participant whose Eligible Options have been accepted by us for cancellation and exchange, will be equal to fifty percent (50%) of the number of shares of Common Stock subject to the Eligible Options of that participant so cancelled.  The number of shares of Common Stock subject to the New Options will be subject to adjustments for any stock splits, stock dividends and similar events.

This Offer is not conditioned upon a minimum number of Eligible Options being elected for exchange.  You must, however, tender all Eligible Options of the same class (i.e., those that have the same exercise price and expiration date) if you choose to tender any Eligible Options within that class. However, if you choose to tender a particular class of Eligible Options you may choose not to tender a class of Eligible Options owned by you that has a different exercise price and/or expiration date from the Eligible Options you tender.

Our Board of Directors will retain the authority, in its sole discretion, to terminate, modify, amend or postpone the Offer to Exchange at any time prior to the Closing Date for the reasons set forth under Section 7 of the Offer to Exchange entitled “Conditions of the Offer”.

(i)

If you elect to tender any of your Eligible Options for exchange as described in the Offer to Exchange and if your Eligible Options are accepted for cancellation and exchange, we will cancel your outstanding Eligible Options that you have tendered for exchange and we will grant you New Options pursuant to a new option agreement between Applied Energetics and you. Some key features of the New Options will include:

•
The number of shares of our Common Stock subject to the New Options will equal fifty percent (50%) of the number of shares subject to the cancelled Eligible Options, subject to adjustment for any stock splits, stock dividends and similar events.

•	The vesting schedule of the cancelled Eligible Options will not carry over to the New Options. Instead, the New Options will vest immediately.

•
The exercise price of the New Options will equal to the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $0.50 per share, subject to adjustment for any stock splits, stock dividends and similar events.

•	The New Options will have a term of three (3) years from the Replacement Grant Date.

•	The New Options will be “non-qualified options” and not “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended, (the “Code”).

•
The New Options will otherwise contain other terms and conditions that are substantially the same as those of the 2004 Plan and 2004 Plan option agreement that governed the Eligible Options surrendered.

Except with respect to the grant of New Options, if any, to those participants who have elected to tender their Eligible Options and whose Eligible Options have been accepted for cancellation and exchange by Applied Energetics, nothing herein shall constitute an agreement by or obligation of Applied Energetics, its Board of Directors or any committee of the Board of Directors established for the purpose of administering the grant of stock options, to grant any other options in the future.  The grant of any other options and the amount or percentage of other options that may be granted in the future will be determined at the sole discretion of our Board of Directors or the committee of the Board of Directors established for such purpose.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Shares of our Common Stock are quoted on the Nasdaq Capital Market under the symbol “ AERG.”  On February 3, 2009, the last reported sale price of our Common Stock as reported on the Nasdaq Capital Market was $0.26 per share.  The current market price of our Common Stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing sale price of our Common Stock will be on the Replacement Grant Date. We recommend that you obtain current market quotations for our Common stock before deciding to participate in the offer.

(ii)

 THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange and related documents to Mr. Kenneth M. Wallace, Chief Financial Officer, by email at kwallace@appliedenergetics.com, by facsimile at (520) 622-3835 or by telephone at (520) 628-7415.

IMPORTANT

If you wish to elect to exchange your Eligible Options and participate in the Offer, you must complete and sign the Election Form in accordance with its instructions and send the Election Form, to Applied Energetics, to the attention of Mr. Kenneth M. Wallace, Chief Financial Officer, by mail, by hand delivery to Mr. Wallace at Applied Energetics, Inc., 3590 East Columbia Street,  Tucson, AZ 85714, by email to kwallace@appliedenergetics.com or by facsimile to Mr. Wallace at (520) 622-3835.  Election Forms should not be sent via inter-office mail. Your Election Form must be received by us no later than 5:00 p.m. Eastern Time on March 6, 2009, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your New Options and their per share exercise price.

Your Eligible Options will not be considered tendered until we receive your completed and signed Election Form.

We are not aware of any jurisdiction where the making of the Offer violates applicable law.  If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

WE CANNOT GUARANTEE THAT, SUBSEQUENT TO THE REPLACEMENT GRANT DATE, THE MARKET PRICE OF OUR COMMON STOCK WILL INCREASE TO A PRICE THAT IS GREATER THAN THE EXERCISE PRICE OF THE NEW OPTIONS.  Our Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial, legal or tax situation.  The information about this Offer is limited to this document, including the Summary Term Sheet and the accompanying documents.

(iii)

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options pursuant to the Offer.  You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the accompanying documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Nothing in this Offer shall be construed to give any person the right to remain in the employ of Applied Energetics  or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this Offer should be considered a contract or guarantee of employment, wages or compensation.

(iv)

TABLE OF CONTENTS

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about this Offer.  However, it is only a summary.  You should carefully read the remainder of this Offer to Exchange because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange.  We have in certain instances included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

General Questions About The Offer

1.    What securities are we offering to exchange?

We are offering to our employees, including our officers, and Directors holding Eligible Options the opportunity to exchange all Eligible Options to purchase shares of Applied Energetics Common Stock that are outstanding and were granted to them under the 2004 Plan for New Options, as more fully described in the response to Question 6 below.

2.    Why are we making the offer to exchange?

Like many other high-tech companies and small market capitalization companies, the market price of our common stock has declined significantly.  As a result, our employees and Directors have options to purchase our Common Stock that have exercise prices significantly above the current and recent trading prices of our Common Stock.  We believe that these “under water” options are unlikely to be exercised in the near future.  We are making this Offer to Exchange on a voluntary basis to allow our employees and Directors who are eligible to participate in the Offer to choose whether to keep their Eligible Options at their current exercise price, or to cancel those Eligible Options for the grant of New Options.  We are making this Offer in order to provide those eligible employees and Directors with the opportunity to own options that over time may have a greater potential to increase in value, as well as the opportunity to realize some value from their Eligible Options.  We believe offering eligible employees the opportunity to participate in this Offer to Exchange is necessary to incentivize and retain existing employees and hope that this will create better performance incentives for our employees and Directors.  (See Pages 9-10 of the Offer to Exchange).

3.    Who is eligible to participate in the Offer?

Any current employee of Applied Energetics or any of its wholly-owned subsidiaries and any Director of Applied Energetics with an option granted under the 2004 Plan.  All persons who are our employees (including our Officers) and our Directors are eligible to participate in the offer.

4.    Do I have to participate in the Offer?

No. Participation in the Offer is completely voluntary. Although the Board of Directors has approved making this Offer to you, neither Applied Energetics nor the Board of Directors is making any recommendation as to your participation in the Offer. The decision to participate must be yours. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Offer.

5.    Does the Offer extend to all of Applied Energetics’s employee benefit plans?

The Offer extends only to the Options granted under the 2004 Plan but does not extend to any other employee benefit plan.

6.    How are New Options different from Eligible Options?

The number of shares of Common Stock subject to the New Options will be equal to fifty percent (50%) of the number of shares subject to the cancelled Eligible Options, subject to adjustments for any stock splits, stock dividends, stock combinations and similar events. Therefore, you will receive one (1) New Option for each two (2) Eligible Options tendered.  The exercise price of these New Options will equal to the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $0.50 per share, subject to adjustments for any stock splits, stock dividends, stock combinations and similar events.  The vesting schedule of any cancelled Eligible Options will not carry over to the New Options.  Instead, the shares subject to the New Options will vest immediately upon the Replacement Grant Date.  The New Options will have a term of three (3) years from the Replacement Grant Date.  All of the New Options will be non-qualified stock options and not “incentive stock options” within the meaning of Section 422 of the Code.  The remaining terms of the New Options will be governed by the 2004 Plan (See Pages 17-19 of the Offer to Exchange).

7.    What do I need to do to participate in the Offer to exchange?

To participate, you must complete and sign the Election Form that accompanies this Offer to Exchange, sign it, and ensure that Applied Energetics receives it, no later than the Expiration Date (which is currently scheduled for January March 6, 2009).  You can return your Election Form by hand delivery, by mail to Mr. Kenneth M. Wallace, Chief Financial Officer at Applied Energetics, Inc., 3590 East Columbia Street, Tucson, AZ 85714, by email to kwallace@appliedenergetics.com or by facsimile to Mr. Wallace at (520) 622-3835.  (See Page 11 of the Offer to Exchange).

8.    Is this a repricing?

No, this is not a stock option repricing.  In a repricing, the exercise price of an employee’s or director’s current options would be adjusted immediately to be equal to the closing price of our Common Stock on the date of repricing without any other changes in the terms of the options surrendered for exchange.

9.    Why can’t I just be granted additional New Options?

We have a limited pool of options that we are allowed to grant under our existing stock option plans, and therefore we must conserve our currently available options for periodic grants to current employees and for grants to new employees.

10.          If I participate, what will happen to my current options?

Eligible Options exchanged under this Offer are currently scheduled to be cancelled as of the Expiration Date, (which is currently scheduled for March 6, 2009 unless the offer date is extended in Applied Energetics’s sole discretion).  If you elect to participate in the Offer, and your Eligible Options are accepted for cancellation and exchange, then on the Expiration Date we will cancel all of your outstanding Eligible Options that you have elected to exchange and we have accepted for cancellation and exchange.  The shares of Common Stock subject to the Eligible Options tendered and cancelled that were issued pursuant to the 2004 Plan will be returned to the pool of shares available for issuance upon the exercise of options granted under the option plan governing the Eligible Options tendered and canceled (See page 24 of the Offer to Exchange).

11.          What is the deadline to elect to exchange and how do I do so?

The deadline to elect to exchange your options in the Offer is the Expiration Date.  This means that Mr. Wallace at Applied Energetics must have received your completed and signed Election Form specifically indicating the Eligible Options you have elected to exchange, in his hands before that time.  We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if it is extended, for how long.  If we extend the Offer, we will make an announcement of the extension no later than 9:00 a.m., Eastern time on the next business day following the previously scheduled Expiration Date.  If we extend the Offer, you must deliver your completed and signed Election Form before the extended Expiration Date.  We reserve the right to reject any or all Eligible Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn.  Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept all such Eligible Options for cancellation and exchange on the Expiration Date.  (See Page 9 of the Offer to Exchange).

12.          How will I know Applied Energetics received my Election Form?

You will receive a confirmation by e-mail after we receive your completed Election Form. If you do not receive a confirmation, please call (520) 678-7415 or send an e-mail directly to Mr. Wallace.

13.          Must I submit my Eligible Option grant documents with my Election Form?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

14.          What will happen if I do not turn in my Election Form by the deadline or choose not to participate in the Offer?

If you do not turn in your completed and signed Election Form by the Expiration Date, then you will not participate in the option exchange.  If you elect not to participate in this Offer, we do not believe that this Offer will change any of the terms of your Eligible Options.

15.          During what period of time may I withdraw a previous election to exchange?

You may withdraw your election to exchange Eligible Options at any time before the Expiration Date.  If we extend the Offer beyond that time, you may withdraw your Eligible Options elected for exchange at any time until the extended Expiration Date of the Offer.  To withdraw an election to exchange Eligible Options, you must deliver by facsimile, hand delivery, mail or e-mail to Mr. Wallace at Applied Energetics a completed and signed Notice of Withdrawal on or prior to the Expiration Date.  Your Notice of Withdrawal will withdraw all of the Eligible Options you have previously elected to exchange. Once you have withdrawn Eligible Options, you may re-elect to exchange Eligible Options only by again following the election procedure described in the answer to Question 11.  (See Pages 12-13 of the Offer to Exchange)

16.          If I participate in this Offer am I eligible to receive other option grants following the expiration date?

Yes. Participation or non-participation in the Offer will have no effect on your eligibility to receive other option grants in the future.

17.          Is there any tax consequence to my participation in this exchange?

The grantees of New Options, under current law, will not recognize income for Federal income tax purposes on the exchange of the Eligible Options for New Options.  We believe that such exchange will be treated as a non-taxable exchange.  Further, at the date of grant of New Options, such persons will not be required, under current law, to recognize income for Federal income tax purposes as the grant of non-qualified options is not an event on which the grantee recognizes taxable income.  All of the New Options to be granted will be non-qualified stock options.  On the exercise of a New Option, a grantee will recognize ordinary compensation income on the date of exercise, equal to the excess, if any, of the fair market value of our Common Stock on the date of exercise, over the exercise price of the New Option, and such compensation income will be subject to all applicable withholding taxes.  Applied Energetics will qualify for a deduction for Federal income tax purposes in the same amount in its taxable the year in which the exercise occurs subject to the requirement that the compensation be reasonable and not limited under Section 162(m) of the Code, and certain statutory provisions relating to so-called “excess parachute payments” do not apply.

WE RECOMMEND THAT ANY OPTIONEE CONSULT WITH HIS OR HER OWN TAX AND LEGAL ADVISOR(S) TO DETERMINE THE TAX, LEGAL AND OTHER CONSEQUENCES OF THIS TRANSACTION TO SUCH OPTIONEE.

18.          How should I decide whether or not to participate?

We understand that the decision whether or not to exchange Eligible Options will be a challenging one for many eligible participants.  The Offer does carry considerable risk, and there are no guarantees of our future stock performance.  So, the decision to participate must be each individual employee’s and/or Director’s personal decision, and it will depend largely on each employee and/or Director’s assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and our own business and stock price.

19.          What does management and the board of directors think of the Offer?

Although our Board of Directors has approved the making of this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options.  Officers and Directors of Applied Energetics are eligible to participate in the Offer.

20.         What if my employment at or directorship of Applied Energetics ends ether prior to the Expiration Date or between the date my Eligible Options are cancelled and the Replacement Grant Date?

If your employment with Applied Energetics or one of our wholly-owned subsidiaries is terminated by you or Applied Energetics voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of Applied Energetics is terminated prior to the Expiration Date, your tendered Eligible Options will automatically be withdrawn, and you may exercise those Eligible Options subject to, and in accordance with, their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any New Options.

If your employment with Applied Energetics or one of our wholly-owned subsidiaries is terminated by you or Applied Energetics voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of Applied Energetics is terminated after the Expiration Date but before your New Option is granted, you will not have a right to any Options that were previously cancelled pursuant to your election to exchange, and you will not have a right to the New Option that would have been issued on the Replacement Grant Date.  (See Pages 13-14 of the Offer to Exchange)

21.         What are the conditions to the Offer?

The Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange.  You must, however, tender all Eligible Options of the same class (i.e., those that have the same exercise price and expiration date) if you choose to tender any Options within that class.  By way of example only, assume you had previously received the following grants of stock options:

•	an option to purchase 5,000 shares at an exercise price of $3.00 per share, expiring on January 1, 2010 (“Option A”);

•	an option to purchase 7,500 shares at an exercise price of $3.00 per share expiring on January 1, 2010 (“Option B”);

•	an option to purchase 7,500 shares at an exercise price of $4.00 per share, expiring on February 1, 2011 (“Option C”); and

•	an option to purchase 10,000 shares at an exercise price of $4.50 per share, expiring on July 1, 2012 (“Option D”).

If you intend to accept Applied Energetics’s Offer and tender Option A, you must also tender Option B (and vice versa) because they are of the same class (same exercise price and expiration date).  However, you need not tender Option C or Option D.  Conversely, if you choose solely to tender either of Option C or Option D, you need not tender Option A and Option B because each of Option C and Option D is of a different class (different exercise price and/or expiration date) from each other and from Option A and Option B.

THE OFFER IS ALSO SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 7.  (See Pages 14-16 of the Offer to Exchange)

SPECIFIC QUESTIONS ABOUT THE CANCELLED ELIGIBLE OPTIONS

22.          Which options can be exchanged?

If an employee or Director elects to participate in the Offer, all Eligible Options of the employee or Director previously granted under the 2004 Plan may be tendered for exchange.  (See Page 9 of the Offer to Exchange)

23.          Can I choose which options I want to exchange?

You may choose to exchange one or more Options if they were granted under the 2004 Plan.  Inclusion of such Eligible Options in the Offer is entirely discretionary.  However, as noted above in response to Question 21, you must tender for exchange all Eligible Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for Eligible Options set forth in this Offer to Exchange if you choose to tender any Options within that class.

24.          Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes, you can exchange all remaining outstanding, unexercised Eligible Options.  The number of shares subject to the New Options will be equal to fifty percent (50%) of the number of shares subject to the cancelled Eligible Options.  The number of shares subject to the New Options will be subject to any adjustments for any stock splits, stock dividends and similar events.

25.          Can I exchange an Eligible Option only as to certain shares?

No, you cannot partially exchange an outstanding Eligible Option.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

26.          How will I know my tendered Eligible Options were exchanged?

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of New Options that have been granted to you and their exercise price.

27.          What Will Be The Share Amount of My New Options?

The number of shares subject to the New Options will be equal to fifty percent (50%) of the number of shares of Common Stock subject to the cancelled Eligible Options, subject to adjustments for any stock splits, stock dividends and similar events.  The New Options will be granted under the 2004 Plan pursuant to a new option agreement between you and Applied Energetics.  (See Pages 17-19 of the Offer to Exchange)

28.          What will be the exercise price of my New Options?

We can’t know at this point because the exercise price will be determined when the New Options are granted. Our Common Stock currently trades on the Nasdaq Capital Market under the symbol “AERG” The exercise price of the New Options will be the greater of: (i) the closing sale price per share of our Common Stock on the Nasdaq Capital Market (or other automated securities quotation system or securities exchange where our Common Stock is then trading) on the Replacement Grant Date or (ii) $0.50. The closing price per share of our Common Stock on the Nasdaq Capital Market on February 3, 2009 was $0.26.  The New Options may have a higher exercise price than some or all of your current Eligible Options.  The current market price of our Common Stock is not indicative of our future stock prices.  If the New Options have a greater exercise price than the Eligible Options you exchange, you will not be able to change back to your original Eligible Options unless the Board determines otherwise.)

We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your eligible options. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the Replacement Grant Date or at any time in the future.

WE CANNOT GUARANTEE THAT THE NEW OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN EITHER THE ELIGIBLE OPTIONS YOU EXCHANGE OR THE SALE PRICE OF OUR COMMON STOCK ON ANY DATE AFTER THE REPLACEMENT GRANT DATE.  (See Pages 17-19 of the Offer to Exchange)

29.          What will be the vesting schedule of my New Options?

Any vesting schedule of your cancelled Options will not carry over to your New Options.  Your New Options will vest and become exercisable in full on the Replacement Grant Date.

30.          Will my New Options be incentive stock options or nonqualified stock Options?

Your New Options will not be “incentive stock options” within the meaning of Section 422 of the Code. All New Options will be non-qualified stock options.

31.          When will I receive my New Options?

We will grant the New Options on the Replacement Grant Date.  If we cancel Eligible Options elected for exchange on the Expiration Date (currently scheduled for March 6, 2009 unless this Offer is extended in our sole discretion), the Replacement Grant Date of the New Options will be on or about March 9, 2009.  Note that additional time will be required to make the New Options available to you and to provide you with documentation of the grant.  (See Pages 13-14 of the Offer to Exchange)

32.          If the New Options granted to me end up being out of the money, will there be another offer to exchange?

This is considered a one-time offer and we do not expect to make another option exchange program in the foreseeable future.

33.          Are there other circumstances under which I would not be granted New Options even after I have tendered my Eligible Options and they are cancelled, and even if I continue to be otherwise eligible to receive New Options?

It is possible that even if we accept your tendered Eligible Options, we will not issue New Options to you if we are prohibited by applicable law or regulations from doing so.  Additionally, our Board of Directors has the discretion to terminate, modify, amend or postpone the Option Exchange Program at any time before the program expires for the reasons set forth in Section 7.

THE OFFER

1.	ELIGIBILITY

Employees of Applied Energetics or one of our wholly-owned subsidiaries (including officers of Applied Energetics) and Directors (including non-employee Directors) of Applied Energetics as of the date the Offer commences and who remain employees or Directors through the Expiration Date (described below in Section 6) are eligible to participate in the offer to tender their Eligible Options (described below in Section 2) for exchange and receive New Options (described below in Section 2)  in the amounts and subject to the terms as provided in Section 6 below on the Replacement Grant Date (described in Section 6 below), provided such optionholder remains an employee of Applied Energetics or one of its wholly-owned subsidiaries or a Director of Applied Energetics, as the case may be,  through the Replacement Grant Date.

If you are not an employee of Applied Energetics or one of our wholly-owned subsidiaries or a Director of Applied Energetics, as the case may be, through the Replacement Grant Date you will not receive a New Option in exchange for your Eligible Options that have been accepted for cancellation and exchange, and you will not receive any other consideration for your cancelled Eligible Options.

2.	NUMBER OF ELIGIBLE OPTIONS; EXPIRATION DATE

Upon the terms and subject to the conditions of this Offer, we will accept for exchange, all Eligible Options to purchase shares of our Common Stock granted under our 2004 Plan that are validly tendered on or prior to the “Expiration Date,” as defined below, and which are not properly withdrawn in accordance with Section 5.  There are currently outstanding 3,502,536 Eligible Options.  The “Expiration Date” shall mean the later of 5:00 p.m., Eastern time on March 6, 2009) or the latest time and date to which the Offer is extended.  See Section 15 for a description of our rights to extend, delay, terminate and amend the offer.  This Offer is not conditioned on any minimum number of Eligible Options being tendered.  We will not, however, accept partial tenders of an existing class of Eligible Options.  You must tender all Eligible Options of the same class (i.e., those that have the same exercise price and expiration date) that meet the criteria for tendering set forth in this Offer to Exchange, if you choose to tender any Eligible Options within that class. However, if you choose to tender a particular class of Eligible Options you may choose not to tender a class of Options owned by you that has a different exercise price and/or expiration date from the Options you tender.

We will not grant any New Options exercisable for fractional shares. Instead, if the exchange ratio, when applied to an exchange of an Eligible Option for a New Option, yields a fractional amount of shares, we will round to the nearest whole number the shares to be covered by the New Option.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish a notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Eastern time.  There can be no assurance, however, that we will exercise our right to extend this Offer.

3.	PURPOSE OF THE OFFER

We have issued options to provide our employees and Directors an opportunity to acquire or increase their ownership stake in Applied Energetics, thereby creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees and Directors to continue their employment or directorships, as the case may be, with us.

Many of these options, regardless of whether they are currently exercisable, are not achieving the purpose for which they were intended since they have exercise prices that are significantly higher than the current and recent trading prices of our Common Stock, effectively making them unlikely to be exercised in the near future.  We are making this Offer on a voluntary basis to allow our eligible employees and Directors to choose whether to keep their Eligible Options at their current exercise price, or to cancel those Options for the grant of New Options.  Subject to the other conditions of this offer, the New Options will be granted on the Replacement Grant Date.  The exercise price of these New Options will be the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $0.50 per share, subject to adjustment for stock splits, stock dividends, stock combinations and similar events.  We are making this offer in order to provide those eligible employees and Directors with the opportunity to own options that over time may have a greater potential to increase in value as well as the opportunity to realize some value for their Eligible Options.  We hope this will create better performance incentives for our eligible employees and Directors.

A grant of additional options to replace outstanding options which are currently under water could have a dilutive impact on our current and future stockholders.  Additionally, we have a limited pool of options available under our existing stock option plans and therefore we must conserve our currently available options for periodic grants to current employees and for grants to new employees. In addition, the grant of a meaningful number of additional stock options could significantly increase our stock-based compensation expense.

We have no plans, proposals or negotiations that relate to or would result in:

(i) an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries; (ii) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries; (iii) any material change in our present dividend rate or indebtedness or capitalization; (iv) any change in our present Board of Directors or management, including, but not limited to, a change in the number or term of Directors or to fill any existing Board of Directors vacancies or to change any material terms of the employment contract of any of our executive officers, (v)  any other material change in our corporate structure or business; (vi) our Common Stock being delisted from a national securities exchange or ceasing to be  authorized for quotation in an automated quotation system operated by a national securities association; (vii) our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (“Exchange Act”); (viii) the suspension of our obligation to file reports under to Section 15(d) of the Exchange Act; (ix) the acquisition by any person of a material amount of our securities or the disposition of a material amount of our securities; or (x) any changes in our certificate of incorporation, bylaws or other governing instruments, or any actions that could impede our acquisition or control.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

4.	PROCEDURE FOR ELECTING TO EXCHANGE ELIGIBLE OPTIONS

Proper Tender Of Eligible Options.  To validly tender your Eligible Options for exchange pursuant to this Offer, you must properly complete and duly execute the Election Form which accompanies this Offer to Exchange.  You must deliver the completed and executed Election Form, by hand delivery or by mail to Mr. Kenneth M. Wallace, Chief Financial Officer at Applied Energetics, Inc., 3590 East Columbia Street, Tucson, AZ 85714, by email to kwallace@appliedenergetics.com or by facsimile to Mr. Wallace at (520) 622-3835.  The completed and executed Election Form, together with all other documents required by the Election Form must be received by Mr. Wallace of Applied Energetics on or prior to the Expiration Date (see Section 2 above).

If you do not turn in your Election Form and all other documents required by the Election Form by the deadline, then you will not participate in the Offer and all Eligible Options you currently hold will remain unchanged at their exercise original price and other terms.

The method of delivery of the Election Form is at the discretion and risk of the tendering optionholder.  Election Forms will be deemed delivered only when actually received by us.  If delivery is by mail, registered or certified mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to assure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine the number of shares subject to Eligible Options and all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any tender of Eligible Options or documents relating to such tender will be determined by us in our sole discretion, and our determination will be final and binding on all parties.  We reserve the absolute right to reject any and all tenders of Eligible Options that we determine are not in proper form or for which the acceptance for cancellation and exchange and issue of New Options may be unlawful.  We also reserve the absolute right to waive any condition of the offer or any defect or any irregularity in any tender of Eligible Options for exchange.  If we waive any of the conditions of this Offer we will do so for all option holders who tender Eligible Options. A tender of Eligible Options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us.  Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall neither we nor any other person incur any liability for failure to give such notice.

Our Acceptance Constitutes an Agreement.  Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

5.	CHANGE IN ELECTION/WITHDRAWAL RIGHTS

If you elect to accept this Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options, and reject this Offer, by following the procedure described in this Section 5. Please note that, just as you may not tender only part of an Eligible Option, you may also not withdraw your election with respect to only a portion of an Eligible Option. If you elect to withdraw a previously tendered Eligible Option, you must reject this Exchange Offer with respect to the entire Eligible Option, but need not reject this Offer with respect to any other Eligible Options.

You may withdraw your tendered Eligible Options at any time before the Expiration Date (currently, 5:00 p.m., Eastern Time, on March 6, 2009). If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of this Offer.

To validly withdraw Eligible Options that you have elected to exchange you must deliver to us a properly completed and duly executed Notice of Withdrawal that accompanies this Offer to Exchange, while you still have the right to withdraw your election to exchange Options.  The Notice of Withdrawal, if properly completed and executed and timely received by Applied Energetics, will withdraw from election to exchange all of your previously tendered Options pursuant to this Offer.  You may not withdraw a portion of your previously tendered Options with the Notice of Withdrawal.  If you have submitted to Applied Energetics an Election Form pursuant to this Offer, and prior to the Expiration Date, you wish to change the number of Eligible Options you have elected for exchange, you must submit a new Election Form indicating the new number of Eligible Options you wish to elect for exchange.  That newly submitted Election Form, if properly completed and executed and timely received by Applied Energetics will be deemed to supersede all prior submissions.  Except as described in the following sentence, the optionholder who elected to exchange the Eligible Options (which are subsequently to be withdrawn) must sign the Notice of Withdrawal exactly as such optionholder’s name appears on the Election Form.

Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal.  We must receive your properly completed and duly executed Notice of Withdrawal by 5:00 pm Eastern Time on March 6, 2009 unless we extend the Expiration Date.  If you miss this deadline but remain an employee of Applied Energetics, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Offer.  We will only accept delivery of the signed Notice of Withdrawal by hand, by facsimile, by interoffice mail, or by regular or overnight mail.  The method of delivery is at your own option and risk.  You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above.  You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

You may not rescind any submitted Notice of Withdrawal and the Eligible Options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those Eligible Options before the Expiration Date by following the procedures described in Section 4.

Neither Applied Energetics nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal.  Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR CANCELLATION AND EXCHANGE; ISSUANCE OF NEW OPTIONS

Upon the terms and subject to the conditions of this Offer, on the Expiration Date, we will accept for exchange Eligible Options properly elected for exchange and not validly withdrawn before the Expiration Date.  The Expiration Date is currently scheduled for March 6, 2009, unless the Offer is extended in our sole discretion or terminated.

If we accept the Eligible Options for cancellation and exchange that you have properly elected for exchange, we will cancel your Eligible Options on the Expiration Date and will deliver to you a Cancellation Notice indicating the number of your tendered Eligible Options that we have accepted for cancellation and exchange. For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we send you the Cancellation Notice. This notice may be given by e-mail or facsimile.

Issuance of New Options on Replacement Grant Date.  If your Eligible Options are accepted for exchange and cancelled on the Expiration Date, you will be entitled to receive a grant of New Options on the Replacement Grant Date. If this Offer is not extended, then, subject to the other terms and conditions of this offer, we expect to grant the New Options on March 6, 2009.  We expect to send you option agreements evidencing the New Options within one week of the Expiration Date. You will be required to promptly countersign and return a copy of such option agreement to Kenneth M. Wallace, Chief Financial Officer at Applied Energetics.  The number of shares of Common Stock subject to your New Options will be equal to fifty percent (50%) of the number of shares of Common Stock subject to your cancelled Eligible Options. The number of shares of Common Stock subject to your New Options will be subject to adjustments for stock splits, stock dividends and similar events.  See Section 9 below for a discussion of the terms of the New Options.

Unless you have a current employment agreement with Applied Energetics, if you are an employee, your employment with Applied Energetics is on an “at-will” basis and nothing in this Offer to Exchange modifies or changes that. If your employment with Applied Energetics  or one of our subsidiaries is terminated by you or Applied Energetics voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of Applied Energetics is terminated prior to the Expiration Date, your tendered Eligible Options will automatically be withdrawn, and you may exercise those Eligible Options subject to, and in accordance with, their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any New Options.

If your employment with Applied Energetics or one of our subsidiaries is terminated by you or Applied Energetics voluntarily, involuntarily, or for any other reason, or your position as a non-employee Director of Applied Energetics is terminated subsequent to the Expiration Date, but prior to Replacement Grant Date, you will not have a right to any Eligible Options that were previously cancelled, nor to the grant of New Options that would have been granted on the Replacement Grant Date and you will not receive any other consideration for your canceled Eligible Options.

7.	CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, we will not be required to accept for cancellation and exchange any Eligible Options tendered, and we may terminate or amend the offer, or postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Eligible Options) for cancellation and exchange if at any time on or after March 6, 2009 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of Eligible Options elected for exchange:

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the Options tendered for cancellation and exchange pursuant to the offer, the issuance of New Options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Applied Energetics or our wholly-owned subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our wholly-owned subsidiaries or materially impair the contemplated benefits of the offer to us;

•
there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the offer, the acquisition of some or all of the Eligible Options tendered for cancellation and exchange pursuant to the offer, the issuance of New Options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, would materially and adversely affect the business, condition (financial or other), income, operations or prospects of Applied Energetics or our wholly-owned subsidiaries;:

•
there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any legislative body, court or any authority, agency or tribunal that, in our reasonable judgment, would or might:

(i)
make the issuance of New Options for, some or all of the Eligible Options tendered for cancellation and exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(ii)	delay or restrict our ability, or render us unable, to issue New Options for, some or all of the Eligible Options tendered for cancellation and exchange; or

(iii)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Applied Energetics or our wholly-owned subsidiaries;

•	there has occurred:

(i)	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market;

(ii)	any increase or decrease in the market price of the shares of our Common Stock;

(iii)
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iv)	the commencement of a war, armed hostilities or other international or national crises involving the United States;

(v)
any limitation, whether or not mandatory, by any governmental regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(vi)
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of Applied Energetics or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

(vii)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

•
there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

•
a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)
any person, entity or “group,” within the meaning of Section 13(d)(3) of the  Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before March 6, 2009;

(ii)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before January 26, 2009 shall have acquired or proposes to acquire beneficial ownership of an additional 5% or more of the outstanding shares of our Common Stock; or

(iii)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•	any material adverse change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of Applied Energetics or our wholly-owned subsidiaries.

The conditions to the offer are for our benefit.  We may assert them at our sole discretion regardless of the circumstances giving rise to them prior to the Expiration Date.  We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this section will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE ELIGIBLE OPTIONS

Our Common Stock is quoted on the Nasdaq Capital Market System under the symbol “AERG.”  Our fiscal year runs from January 1 through December 31.  The following table sets forth, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq Stock Market for each of the quarters during the past two years and for the period from January 1 through February 3, 2009:

	High	Low
YEAR ENDED DECEMBER 31, 2007
First Quarter	$6.25	$4.10
Second Quarter	6.57	3.78
Third Quarter	4.36	2.65
Fourth Quarter	4.19	2.85

YEAR ENDED DECEMBER 31, 2008
First Quarter	$3.25	$1.58
Second Quarter	2.94	1.35
Third Quarter	2.00	0.52
Fourth Quarter	1.00	0.18

YEAR ENDING DECEMBER 31, 2009
First Quarter (through February 3, 2009)	$0.43	$0.19

We have not paid any cash dividends on our Common Stock to date, and we do not contemplate payment of cash dividends in the foreseeable future.  Future dividend policy will depend on our earnings, capital requirements, financial condition, and other factors considered relevant to our Board of Directors. There are no non-statutory restrictions on our present or future ability to pay dividends.  We currently have 135,572 outstanding Series of Preferred Stock that have dividend rights that are senior to holders of Common Stock.

As of February 3, 2009, the last reported sale price of our Common Stock as reported on the Nasdaq Capital Market was $0.26 per share.  The number of shares of our Common Stock outstanding as of February 3, 2009 was 86,155,832.

The current market price of our Common Stock, however, is not indicative of future stock prices and we cannot predict what the closing sale price of our common stock will be on the Replacement Grant Date. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Offer.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERM OF NEW OPTIONS

New Options.  Subject to applicable laws and regulations, we will grant New Options to purchase our Common Stock in exchange for Eligible Options properly elected for exchange by you and accepted for cancellation by us.  The number of shares of Common Stock subject to New Options will be equal to fifty percent (50%) of the number of shares of Common Stock subject to the Eligible Options that you elect to exchange and which are accepted for cancellation by us.  The number of shares of Common Stock subject to the New Options will be subject to adjustments for any stock splits, stock dividends and similar events.  If we receive and accept tenders of all of the options eligible for exchange in the Offer, we will grant New Options to purchase an aggregate of approximately 1,751,268 shares of our Common Stock.  The shares of Common Stock issuable upon exercise of these New Options would equal approximately 2.0% of the total shares of our Common Stock outstanding as of February 3, 2009.  We will not issue any New Options exercisable for fractional shares. Instead, in each case, where the exchange ratio  yield a fractional amount of shares, we will round to the nearest whole number of shares.

Terms of New Options.  New Options granted on the Replacement Grant Date will be granted under the 2004 Plan and form of plan option agreement in the form of a plan option granted under the 2004 Plan.  The vesting schedule and term of the cancelled Options will not carry over to the New Options.  Instead, the New Options will vest immediately on the Replacement Grant Date.  The exercise price of the New Options will be the greater of (i) the closing sale price of our Common Stock on the Replacement Grant Date or (ii) $0.50 per share,  subject to adjustment for any stock splits, stock dividends, stock combinations and similar events.  All of the New Options to be granted will be non-qualified stock options.  All New Options will have a term of three (3) years from the Replacement Grant Date.  Each New Option will be evidenced by a new option agreement. Except for the terms of New Options as described above, the New Option agreements will be substantially the same as the form of option agreement attached as exhibit (d)(3) to the Tender Offer Statement on Schedule TO that we filed with the SEC on February 5, 2009.

If you are not an employee of Applied Energetics or one of our wholly-owned subsidiaries or a Director of Applied Energetics from the Expiration Date through the Replacement Grant Date, you will not receive any New Options or any other consideration for your cancelled Options.

The terms and conditions of the Eligible Options are set forth in the 2004 Plan and the stock option agreement you entered into in connection with the grant of such Options.  The terms and conditions of the New Options including the New Option agreements to be delivered after the Replacement Grant Date will be governed by the 2004 Plan.  The terms and conditions of the 2004 Plan are summarized in a Section 10(a) prospectus prepared by us in connection with our registration statement on Form S-8, but which prospectus has not been filed with the Securities and Exchange Commission.  You may obtain a copy of the prospectus from Applied Energetics by submitting such written request to Kenneth M. Wallace, Chief Financial Officer of Applied Energetics at 3590 East Columbia Street,  Tucson, AZ 85714.

All of the shares of our Common Stock issuable upon exercise of Eligible Options under the 2004 Plan, as well as the shares of our Common Stock that will be issuable upon exercise of all New Options to be granted under the 2004 Plan pursuant to the offer, have been or will be registered under the Securities Act on a registration statement on Form S-8 filed with the SEC.  Unless you are one of our affiliates, you generally will be able to sell your shares of Common Stock issuable upon exercise of the Eligible Options or New Options, as the case may be, free of any transfer restrictions under applicable federal securities laws.

Important Note. The statements in this offer concerning the 2004 Plan are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2004 Plan, the form of stock option agreement under the 2004 Plan and any other terms and conditions of the New Options.

Please contact Kenneth M. Wallace, Chief Financial Officer by e-mail at kwallace@appliedenergetics.com or by telephone at (520) 628-7415, to request and obtain a copy of the 2004 Plan.  We will promptly furnish you copies of these documents at our expense.

10.	INFORMATION CONCERNING APPLIED ENERGETICS

We are a developer and manufacturer of applied energy systems, primarily for military applications, utilizing our proprietary knowledge of high performance lasers, high voltage electronics, advanced adaptive optics and atmospheric and plasma energy interactions. Applied Energetics applies these technologies to deliver innovative solutions to urgent military missions, including neutralizing improvised explosive devices (“IEDs”), neutralizing vehicle-borne IEDs (i.e. car bombs), and non-lethal methods for vehicle stopping, among other high priority missions of U.S. and allied military forces. The targets, effects, ranges, voltages and currents delivered, along with many other aspects of our technologies are highly sensitive to ongoing military operations and are largely classified under specific Department of Defense (“DoD”) guidelines and, consequently, cannot be disclosed publicly. We market our products and services directly to the U.S. military and to other allied customers.  Additionally, Applied Energetics develops and manufactures high voltage and laser products for government and commercial customers for a range of applications. In February 2008, we changed our name to Applied Energetics, Inc. Our principal executive offices are located at 3590 East Columbia Street, Tucson, AZ 85714 and our telephone number is (520) 628-7415.  Our website is www.appliedenergetics.com.  The information on our website is not a part of this offer.

Set forth below is selected financial data of Applied Energetics for the periods presented which is derived from the Company’s audited consolidated financial statements for the years ended December 31, 2003, 2004, 2005, 2006 and 2007 and the unaudited financial statements for the three and nine months ended September 30, 2008. The selected financial data should  be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Applied Energetics’s audited financial statements as of and for the years ended December 31, 2007, 2006, 2005 and the related notes included in Applied Energetics’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Applied Energetics’s unaudited financial statements as of and for the nine months ended September 30, 2008 and the related notes included in Applied Energetics’s Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2008.

Selected Statement of Operations Data

	Year Ended December 31,					Nine Months Ended September 30,
						Unaudited	Unaudited
	2007	2006	2005	2004	2003	2008	2007
Revenue	$12,403,628	10,029,755	18,875,928	10,930,522	383,273	$11,653,390	$8,828,367
Net (loss)	(13,663,772)	(17,513,878)	(3,624,603)	(3,651,005)	(3,242,109)	(5,837,028)	(9,777,304)
Net (loss) attributable to common stockholders	(14,844,191)	(18,714,354)	(3,840,539)	(3,261,005)	(3,242,109)	(6,691,610)	(10,662,630)
Net (loss) per share	$(0.19)	(0.25)	(0.05)	(0.05)	(0.07)	(0.08)	(0.14)

Weighted average shares outstanding basic and diluted	78,931,255	74,933,913	71,334,830	65,264,393	48,452,249	80,416,412	78,677,306

Selected Balance Sheet Data

	As of December 31,					At September 30,
	2007	2006	2005	2004	2003	2008 Unaudited
Total assets	$29,466,870	$37,152,626	$23,652,831	$12,537,891	$1,562,120	$25,750,660
Total debt and capital lease obligations	15,965	77,510	99,907	2,805,917	4,330,000	4,491
Stockholders' equity	25,663,260	34,649,920	21,231,902	7,216,617	(3,469,784)	22,146,132

The book value per share of our Common Stock on September 30, 2008 was $0.27.

Certain risk factors regarding Applied Energetics are set forth in Item 1A-Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and are incorporated herein by reference.  Additional information about Applied Energetics is available from the documents described in Section 17.

11.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE ELIGIBLE OPTIONS

The Directors and executive officers of Applied Energetics, Inc. and their position and offices as of February 5, 2009, are set forth in the following table:

Name	Age	Principal Position

Dana A. Marshall	50	Chairman of the Board, Chief Executive Officer, President and Assistant Secretary
Kenneth M. Wallace	46	Chief Financial Officer, Principal Accounting Officer and Secretary
Joseph C. Hayden	50	Executive Vice President
Stephen W. McCahon	49	Executive Vice President
David C. Hurley	68	Director
George P. Farley	70	Director
James M. Feigley	59	Director
James K. Harlan	57	Director
James A. McDivitt	79	Director (Lead Independent Director)

The address of each Director and executive officer is: c/o Applied Energetics, Inc., 3590 East Columbia Street, Tucson, AZ 85714.

The following table sets forth certain information regarding our Common Stock owned on February 5, 2009 by (i) each of our executive officers, (ii) each of our Directors and (iii) each of our current executive officers and Directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned(1)
Joseph C. Hayden	5,994,468	(2)	7.0%
Stephen W. McCahon	5,873,968	(3)	6.8%
Dana A. Marshall	1,035,086	(4)	*
Kenneth M. Wallace	535,227	(5)	*
James A. McDivitt	318,871	(6)	*
David C. Hurley	318,784	(7)	*
James K. Harlan	295,615	(8)	*
George P. Farley	0	(9)	*
James M. Feigley	19,947	(10)	*
All directors and officers as a group (9 persons)	14,391,966		16.3%

* Less than 1%

(1)
Computed based upon the total number of shares of common stock, restricted shares of common stock and shares of common stock underlying options held by that person that are exercisable within 60 days of the Record Date.

(2)	Includes 31,500 unvested shares of restricted common stock.

(3)	Includes 31,500 unvested shares of restricted common stock.

(4)	Includes 137,500 unvested shares of restricted common stock and 800,000 shares of common stock issuable upon exercise of options exercisable within 60 days of February 5, 2009.

(5)	Includes 58,167 unvested shares of restricted common stock and 420,000 options exercisable within 60 days of February 5, 2009.

(6)	Represents 33,871 shares of common stock and 285,000 shares of common stock issuable upon exercise of options exercisable within 60 days of February 5, 2009.

(7)	Represents 33,784 shares of common stock and 285,000 shares of common stock issuable upon exercise of options exercisable within 60 days of February 5, 2009.

(8)	Represents 23,115 shares of common stock and 272,500 shares of common stock issuable upon exercise of options exercisable within 60 days of February 5, 2009.

(9)	Mr. Farley denies ownership or control over common stock and shares of common stock issuable upon exercise of options he transferred to a family trust.

(10)	Represents 9,947 shares of common stock and 10,000 shares of common stock issuable upon exercise of options exercisable within 60 days of February 5, 2009.

The following table sets forth information regarding the number and range and average exercise prices of Eligible Options held by our executive officers and Directors that will be eligible to participate in the Offer:

Name	Number of Options	Exercise Price Range	Weighted Average Exercise Price

Dana A. Marshall	200,000	$3.84	$3.84
Kenneth M. Wallace	420,000	$3.84-$9.75	$6.85
Joseph C. Hayden	0	0
Stephen W. McCahon	0	0
David C. Hurley	285,000	$2.96-$8.40	$5.97
George P. Farley (1)	260,000	$2.96-$8.40	$6.39
James K. Harlan	222,500	$2.96-$8.40	$6.13
James A. McDivitt	260,000	$2.33-$9.75	$7.94
James M. Feigley	10,000	$2.22	$2.22
Executive Officers as a group (4 persons)	620,000	$3.84-$9.75	$5.88
Non-Executive Officer Directors as a group (5 persons)	1,037,500	$2.22-$9.75	$6.57

(1)	Represents options to purchase 260,000 shares of Common Stock transferred by Mr. Farley to a family trust, as to which does not have vote or dispositive power

As of February 3, 2009, our executive officers and directors as a group held Eligible Options to purchase a total of 1,657,500 shares of our Common Stock, representing approximately 47.3% of all Eligible Options which may be tendered pursuant to this offer.  Our executive officers and our directors are eligible to participate in the offer and tender their Eligible Options for exchange.

Except as otherwise described above and other than ordinary course purchases in the open market, or option grants by Applied Energetics to employees, neither we, nor to the best of our knowledge, any of our Directors, executive officers or affiliates, has effectuated any transactions involving options or the Common Stock issuable upon the exercise of options during the 60 days prior to the date of this Offer to Exchange.

We have employment agreements with Dana A. Marshall, our Chairman, Chief Executive Officer and President, and with Kenneth M. Wallace, our Chief Financial Officer and Principal Accounting Officer.  In addition, Mr. Marshall also holds non-plan options to purchase 800,000 shares of common stock at an exercise price of $6.30 per share, Mr. Harlan also holds options to purchase 50,000 shares of common stock at an exercise price of $2.85 and Mr. McDivitt also holds options to purchase 25,000 shares of common stock at an exercise price of $2.33, none of which are Eligible Options

Neither we nor, to the best of our knowledge, any of our Directors, executive officers or affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

All tendered Eligible Options that we accept for exchange will be cancelled immediately upon such acceptance. The shares of Common Stock subject to each cancelled option that were granted under the 2004 Plan will be available for re-grant and issuance under the particular stock plan under which that option was granted and will be used to fund the shares of Common Stock which become issuable on exercise of  future stock option awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law, the rules of the Nasdaq Capital Market or any other stock exchange or any securities quotation system which our shares are then quoted or listed or trading.

We will recognize a compensation expense for financial reporting purposes with respect to the New Options issued pursuant to the Offer. The amount of the expense will be determined on an option-by-option basis and will be equal to the amount by which (i) The fair value of each tendered option exceeds (ii) the fair value of the cancelled Eligible Options as calculated immediately before their cancellation. Such fair value will be determined in accordance with the valuation standards of Financial Accounting Standard 123R. Any resulting compensation charge will be recognized at the Replacement Grant Date. Assuming all Eligible Options are tendered for exchange, we currently anticipate that the total compensation expense to Applied Energetics attributable to those New Options for which Eligible Options are tendered and exchanged will be immaterial.  However, there can be no assurance that such expense will not be material since we are unable to predict with certainty the impact of the Exchange Offer because we cannot predict how many Eligible Options will be tendered or the exercise price of the New Options.

13.	LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Eligible Options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein.  Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We are unable to predict whether we may determine that we are required to delay the acceptance of Eligible Options for cancellation and exchange pending the outcome of any such matter.  We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept Eligible Options elected for cancellation  and exchange is subject to conditions, including the conditions described in Section 7.

14.	MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under this offer.

This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees.

If you are not a United States citizen, you should seek advice from your own tax auditor for the tax consequences.

We recommend that you consult with your tax advisor to determine the tax consequences or social insurance contribution consequences of the Offer. In addition, if you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be other tax and social insurance consequences in more than one country that may apply to you.

U.S. Federal Income Tax Consequences of Nonqualified Stock Options. The exchange of Eligible Options that are nonqualified options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options. However, when you exercise a New Option, the difference between the exercise price of such option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income previously recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

The above description is only a summary of the U.S. federal income tax consequences of the exchange of Eligible Options or ability to participate in the exchange of Eligible Options under this offer, and is not intended to provide you with any tax advice in connection with this summary or this offer. We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this offer.

15.	EXTENSION OF OFFER; TERMINATION; AMENDMENT

We may, at any time, regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, extend the period of time during which the offer is open and thereby delay the acceptance for cancellation of any Eligible Options by giving oral, written, or electronic notice of such extension to the optionholders or by making a public announcement of such extension.

We also may, prior to the Expiration Date, decide to terminate or amend the offer or to postpone our acceptance and cancellation of any Eligible Options elected for exchange upon the occurrence of any of the conditions specified in Section 7, by giving oral, written, or electronic notice of such termination or postponement to the optionholders or by making a public announcement of such termination or postponement or by giving notice in any other manner permitted by applicable law. If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to optionholders in the offer or by decreasing or increasing the number of Eligible Options to be exchanged in the Offer.

Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment must be announced no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any notice of such amendment required pursuant to the Offer or applicable law will be disseminated promptly to eligible persons in a manner reasonably designated to inform holders of Eligible Options of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such notice.

 If we materially change the terms of this  Offer or the information concerning this Offer, or if we waive a material condition of this  Offer, we will extend the  Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

 In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Offer open for at least 10 business days after the date of such notification:

(a)	we increase or decrease the amount of consideration offered for the Eligible Options; or

(b)	we increase or decrease the number of Eligible Options that may be tendered in the Offer.

16.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to the Offer.  You will be responsible for any expenses incurred by you in connection with your election to participate in this Offer including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Offer.

17.	ADDITIONAL INFORMATION.

With respect to the offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your Eligible Options:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 13; 2008;

(b)	our Quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 7, 2008;

(c)	our definitive proxy statement on Schedule 14A for our 2008 annual meeting of stockholders, filed with the SEC on May 14, 2008

(d)	our Current Reports on Form 8-K filed with the SEC on January 17, 2008, February 2, 2008, February 20, 2008, March 17, 2008, June 5, 2008, November 4, 2008 and January 15, 2009.

(e)	the description of our Common Stock contained in our registration statement on Form 8-A, together with any amendments or reports we file for the purpose of updating that description.

These filings and the other reports, registration statements and other filings can be inspected and copies at the reference facilities maintained by the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549.

Copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Applied Energetics, Inc. Attention: Kenneth M. Wallace, Chief Financial Officer 3590 East Columbia Street Tucson, AZ 85714

You may also make a request by telephone at (520) 628-7415 between the hours of 10:00 a.m. and 6:00 p.m., Eastern Time, Monday through Friday.

If you find inconsistencies between the foregoing documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Applied Energetics should be read together with the information contained in the documents to which we have referred you.

18.	MISCELLANEOUS.

This Offer to Exchange and our SEC Reports referred to above include “forward-looking statements.”  When used in this Offer to Exchange, the words “believe,” expect,” “anticipate,” “intend,” and “plan” as they relate to Applied Energetics, Inc. or our management, are intended to identify these forward-looking statements.  All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements.  The documents we filed with the SEC including our Annual Report on Form 10-K filed for the fiscal year ended  December 31, 2007 discuss some of the risks that could cause our actual results, performance or achievements to be materially different from those expressed or implied in the forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statement. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS OFFER

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to cancel Eligible Options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING ELECTION FORM.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

APPLIED ENERGETICS, INC.

February 5, 2009